                                  EXHIBIT 11


                          IBAH, INC. AND SUBSIDIARIES
                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (unaudited)

                                          FOR THE THREE
                                          MONTHS ENDED
COMPUTATION OF PRIMARY                      MARCH 31,
NET INCOME (LOSS) PER SHARE:                  1997
----------------------------              -------------
Net Income Applicable to Common
  Stockholders                            $     145,000
                                          =============


Weighted Average Number of Common
  Shares Outstanding                         22,449,000

Assumed Conversion of Preferred Stock         2,249,000

Assumed Conversion of Options and
  Warrants                                    3,797,000
                                          -------------

                                             28,495,000
                                          =============


Primary Net Income per Share              $        0.01
                                          =============

Fully-diluted net income per common share for the three months ended March 31, 1997 is the same as primary net income per common share calculated above.

A calculation for the three month period ended March 31, 1996 has not been presented since the effect of any preferred stock conversion, and the effect of option and warrant exercises would be anti-dilutive.